Exhibit 99
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FOR MORE INFORMATION                                       FOR IMMEDIATE RELEASE
Contact:          David L. Nagel,                          Date: July 1, 1997
                  Executive Vice President
                  and Chief Financial Officer
                  at (419) 352-5261 ext. 241

                               WOOD BANCORP, INC.
               DECLARES 50% STOCK DIVIDEND AND ANNOUNCES EFFECTIVE
                            INCREASE IN CASH DIVIDEND


         BOWLING GREEN, OHIO, [NASDAQ: FFWD] - Wood Bancorp, Inc., the parent corporation of First Federal Bank, has announced a 50% stock dividend (effectively, a three-for-two stock split) payable on or about July 29, 1997 to shareholders of record on July 15, 1997. The stock dividend will result in a 50% increase in the Corporation's annual cash dividend payout.

         "Wood Bancorp is enjoying record performance," said Richard L. Gordley, President. "This action by our Board of Directors shares our success with shareholders and rewards them for their investment in Wood Bancorp." Mr. Gordley added, "The Board's action will increase the number of shares outstanding from 1,411,186 to 2,116,779, making it easier for small investors to purchase our stock."

         Under the terms of the stock dividend, Wood Bancorp shareholders will receive a dividend of one share for every two shares held on the record date. Fractional shares created by the stock dividend will be paid in cash based upon the price of the Corporation's stock on July 15, 1997, as adjusted for the stock dividend. A cash dividend of $.10 per share will continue to be paid on the number of shares outstanding after the stock dividend, which effectively translates to a 50% increase over the previous dividend paid.

         At March 31, 1997, the Corporation has assets of $163.5 million and stockholders' equity of $20.8 million. The Corporation's stock is quoted on the Nasdaq Small-Cap Market under the ticker symbol "FFWD." The Corporation's stock closed at $16.875 per share on June 30, 1997.











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